Exhibit (10)

                     Pitney Bowes Inc. Directors' Stock Plan
              Amended and Restated Effective as of October 11, 1999

Amendment Number 1, effective as of May 12, 2003

Section 5(d) of the Pitney Bowes Inc. Directors' Stock Plan was amended to reflect the effect of an amendment to the Directors' Stock Ownership Guidelines, measuring stock ownership in terms of number of shares held rather than market value. While the amendments are limited to portions of the first two paragraphs of Section 5(d) of the Directors' Stock Plan, Section 5(d) is reproduced here in its entirety:

(d) If, pursuant to the Pitney Bowes Inc. Directors' Stock Ownership Policy, an Eligible Director is considered to own in excess of seven thousand five hundred (7,500) shares of Common Stock originally acquired under the Plan, such Eligible Director may during his or her lifetime transfer to a Family Member, Family Entity or Charitable Organization whole shares of Common Stock originally acquired under the Plan only to the extent that the number of such shares to be transferred exceeds 7,500 shares originally acquired under the Plan; provided, that each of the following conditions is met.

       (1) Immediately before and after the date of transfer, the Eligible Director is considered to have attained the minimum level of stock ownership under the Pitney Bowes Inc. Directors' Stock Ownership Policy based on the number of shares originally acquired under the Plan and held as of the date of transfer;

       (2) A Family Member and Family Entity shall not be permitted to further transfer restricted shares until the restrictions set forth in
           Section 5(c) of the Plan have lapsed; provided, however, that a Charitable Organization may transfer restricted shares upon the Eligible Director's completion of six months of service with the Company following the date on which the restricted shares were granted without regard to the Eligible Director's termination of service from the Company;

       (3) Eligible Directors must comply with applicable securities laws and regulations with respect to transfers made hereunder; and

       (4) Transfers under this Section 5(d) must meet all of the requirements under applicable provisions of the Internal Revenue Code to be considered "gift" transfers or charitable contributions, as the case may be.

       (5) For purposes of the Plan, the following definitions shall apply:

             (A) Family Member means the Eligible Director's natural or adopted child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law, nephew, niece (including by adoption) and any person sharing the Eligible Director's household (other than a tenant or employee);

             (B) Family Entity means any trust in which the Eligible Director has more than a 50% beneficial interest and any entity in which the Eligible Director and/or a Family Member owns more than 50% of the voting interests; and

Charitable Organization means any not-for-profit entity recognized as such under the Internal Revenue Code of 1986, as amended.